Exhibit 10.6

NATIONAL FUEL GAS COMPANY
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
1.    Purpose; Effective Date. The Board of Directors (the “Board”) of National Fuel Gas Company (the “Company”) adopts this Non-Employee Directors Deferred Compensation Plan (the “Plan”) for the purpose of providing an unfunded nonqualified deferred compensation plan for non-employee directors. The Plan is effective as of September 1, 2020.
2.    Eligibility. Persons eligible to defer compensation under the Plan shall consist of each person who is a non-employee director of the Company (each, a “Director”).
3.    Deferral Elections. (a) Election to Participate. A Director may elect to defer compensation under the Plan by submitting a written election to the Compensation Committee of the Board (the “Committee”) or the Committee’s designee to defer Eligible Compensation (as defined below) on a form specified by the Company (a “Deferral Election”) no later than the last day of the calendar year immediately prior to the calendar year in respect of which the services related to such compensation are performed. Notwithstanding the foregoing, any Director who becomes eligible to participate upon the adoption of the Plan or who first becomes a Director following the adoption of the Plan may file a Deferral Election to defer Eligible Compensation that is payable solely for services performed after submission of the Deferral Election within 30 days after (i) the date the Plan becomes effective or (ii) the person becomes eligible under the Plan, whichever is applicable. Any Director who has elected to participate in the Plan is hereafter referred to as a “Participant.”
(b) Effectiveness of Election. A Deferral Election submitted by a Participant shall automatically continue from year to year and shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed, but the Participant may modify or terminate a Deferral Election for compensation payable in any subsequent calendar year by submitting a revised Deferral Election or otherwise giving written notice to the Company at any time on or prior to the deferral deadline for that compensation.
4.     Compensation Eligible for Deferral. A Director may elect to defer receipt of all or any whole percentage of the annual retainer payable in cash for service as a director (“Fees”), subject to such minimum annual aggregate Fee deferral as the Committee shall specify from time to time. A Director may elect to defer receipt of all or a portion, in 25% increments, of any quarterly issuance of Common Stock which is made as part of a Director’s annual retainer and issued under the 2009 Non-Employee Director Equity Compensation Plan (a “Share Award”) or any successor plan thereto.

5.    Accounts. (a)    Accounts. The Company shall establish on its books one or two separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Participant: a “Company Stock Account,” which shall be denominated in shares of Common Stock, including fractional shares, and a “Cash Account,” which shall be denominated in U.S. dollars.
(b)    Allocation of Deferrals among Accounts. Any Share Award deferred by a Director shall be credited to the Company Stock Account. All other compensation deferred by a Participant shall be credited to the Cash Account.
(c)    Crediting of Deferrals. The credits for deferred Fees shall be entered on the Company’s books of account at the time that such compensation would otherwise have been paid but for the Deferral Election. The credit for any Share Award shall be entered on the Company’s books of account at the time that the corresponding shares of Common Stock would have been issuable but for the Deferral Election.
(d)    Transfers among Accounts. Participants may elect in writing to transfer amounts previously credited to the Cash Account to the Company Stock Account, but shall be limited to four such transfers per calendar year. No transfers may be made out of a Company Stock Account unless otherwise permitted under Section 5(g)(iv). The Committee may require that designated fees be deducted from amounts transferred to or from Company Stock Accounts. All transfers are subject to the Company’s Policy on Insider Trading in National Fuel Gas Company Securities.
(e)    Valuation of Stock; Dividend Credits. Any dollar amount transferred or credited to a Company Stock Account shall be deemed to increase the number of shares of Common Stock recorded as the balance of that Account based on the closing market price of the Common Stock reported for the day of the transfer or credit or, if such day is not a trading day, the next trading day. As of each date for payment of dividends on the Common Stock, each Participant’s Account shall be credited with the amount of dividends that would be paid on the number of shares recorded as the balance of that Account as of the record date for such dividend, and the dollar value of such dividend equivalents shall be deemed reinvested in additional units of Common Stock based on the closing market price of the Common Stock reported for the date the corresponding dividend is payable to shareholders.
(f)    Cash Account Interest. Interest shall be credited to the Cash Account of each Participant as of the last day of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is equal to the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, as published by Moody’s Investors Service, Inc. (or any successor thereto), or if such index is no longer published, a substantially similar index selected by the Board. Interest shall be calculated for each calendar quarter based upon the average daily balance of the Participant’s Cash Account during the quarter.

(g)   Effect of Corporate Transaction on Company Stock Accounts. At the time of consummation of a Corporate Transaction (as defined below), if any, the amount credited to a Participant’s Company Stock Account shall be converted into a credit for cash or common stock of the acquiring company (“Acquirer Stock”) based on the consideration received by shareholders of the Company in the Corporate Transaction, as follows:
(i)    Stock Transaction. If holders of Common Stock receive Acquirer Stock in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted into a credit for the number of shares of Acquirer Stock that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction, and (2) Company Stock Accounts will thereafter be denominated in shares of Acquirer Stock and ongoing deferrals into Company Stock Accounts, if any, shall continue to be made in accordance with outstanding deferral elections into the Company Stock Accounts as so denominated.
(ii)    Cash or Other Property Transaction. If holders of Common Stock receive cash or other property in the Corporate Transaction, then the amount credited to a Participant’s Company Stock Account shall be transferred to the Participant’s Cash Account and converted into a cash credit for the amount of cash or the value of the property that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction.
(iii)    Combination Transaction. If holders of Common Stock receive Acquirer Stock and cash or other property in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted in part into a credit for Acquirer Stock under Section 5(g)(i) and in part into a credit for cash under Section 5(g)(ii) in the same proportion as such consideration is received by shareholders, and (2) ongoing deferrals into Company Stock Accounts, if any, shall continue to be made in accordance with outstanding deferral elections into Company Stock Accounts in accordance with Section 5(g)(i).
(iv)    Election Following Stock Transaction. For a period of 12 months following the consummation of any Corporate Transaction which results in Participants having Company Stock Accounts denominated in Acquirer Stock, each Participant shall have a one-time right to elect to transfer the entire amount in the Participant’s Company Stock Account into the Participant’s Cash Account; provided, however, that this election shall not be available if the Corporate

Transaction results in holders of Common Stock becoming holders of all of the outstanding common stock of a parent corporation of the Company. Such election shall be made by written notice to the Company and shall be effective on the date received by the Company. If such an election is made, the amount of cash to be credited to the Participant’s Cash Account shall be determined by multiplying the number of shares of Acquirer Stock in the Participant’s Company Stock Account by the closing market price of the Acquirer Stock reported for the effective date of the election or, if such day is not a trading day, the next trading day. All transfers are subject to the Company’s Policy on Insider Trading in National Fuel Gas Company Securities.
(v)    For purposes of this Plan, a “Corporate Transaction” shall mean any of the following:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) pursuant to which shares of Common Stock would be converted into cash, securities or other property;
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or
(3)    the adoption of any plan or proposal for the liquidation or dissolution of the Company.

6.    Payment of Benefits. (a)    Plan Benefits. Each Deferral Election shall include an election by the Participant whether to receive distribution of the amounts deferred pursuant to the Deferral Election in a lump sum or in 5, 10 or 15 annual installments. If a Director does not affirmatively elect to receive installment payments, distribution of the Director’s Account shall be made in a lump sum. Payment elections shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed. Participants may make different payment elections with respect to subsequent deferrals of compensation.
      (b)    Commencement of Payments. Payment of benefits to Directors shall commence in January of the year following the Director’s Separation from Service (as defined below); provided, however, that the transferability restrictions in paragraph 7(b) of the 2009 Non-Employee Director Equity Compensation Plan shall apply to shares distributed with respect to Deferrable Compensation and Dividend Equivalents related thereto, but with the minimum two year holding requirement measured from the date the Deferred Compensation is credited under this Plan.
(c)    Form of Payments. Benefits payable to a Participant from a Company Stock Account shall be paid as a distribution of Common Stock, with any fractional shares payable in cash. Benefits payable to a Participant from a Cash Account shall be paid in cash.
(d)    Payment Timing and Valuation. All lump sum payments or installment payments due under the Plan in any year shall be paid on a date in January determined by the Company. All payments shall be based on Account balances as of the close of business on the last trading day of the immediately preceding month. If a Participant elects to receive payment of the Participant’s Account in installments, the amount of each installment payment from each Account shall be determined by dividing the Account balance by the number of remaining installments, including the current installment to be paid.
(e)    Designation of Beneficiaries; Death.
(i)    Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s beneficiary or beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the benefits due under the Plan. Each beneficiary designation shall be in written form prescribed by the Company and will be effective only if filed with the Company during the Participant’s lifetime. Such designation may be changed by the Participant at any time without the consent of a beneficiary. If no designated beneficiary survives the Participant, the balance of the Participant’s benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.
(ii)    Upon the death of a Participant, notwithstanding any contrary provisions of Section 6, benefit payments to the Participant’s beneficiary shall commence no later than January of the year following the Participant’s death. Any benefits payable after the death of a Participant shall otherwise be paid in accordance with the payment elections for such benefits that would have applied if the Participant had not died.
(f)    Payment to Guardian. If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

7.    Administration.
(a)    Committee Duties. This Plan shall be administered by the Committee. The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
(b)    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
8.    Amendment and Termination of the Plan. The Company may amend, modify, terminate or discontinue the Plan at any time; provided that no such action shall reduce the amount credited to a Participant’s Account immediately prior to such action, or change the time, method or manner in which the Participant’s Account is then being distributed, except to the extent that an accelerated payment of the amounts credited to the Accounts may be effected in accordance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
9.     Miscellaneous.
(a)    Unsecured General Creditor. The Accounts shall be established solely for the purpose of measuring the amounts owed to Participants or beneficiaries under the Plan. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company. Notwithstanding the foregoing provisions of this Section 9(a), the Company may, at any time, establish one or more trusts, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
(b)    Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(c)    No Right to Association. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to terminate the services of a Participant at any time.
(d)    No Rights as a Shareholder.  Neither a Participant nor any other person shall have any rights or privileges of a shareholder with respect to any units of Common Stock credited to the Participant’s Account, except that, if the Company determines to establish a trust to fund its obligations hereunder, the Committee may allow Participants to direct the vote on shares of Company Stock held in such trust to fund the obligations corresponding to the Participant’s Account.
(e)  Adjustments to Common Stock.  In the event of any change in the Common Stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, the number of shares credited to the Accounts shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances.
(f)    Acceleration of Payments.  If any amounts deferred pursuant to the Plan are includible in gross income by a Participant prior to payment of such amounts (including by reason of the Plan’s failure to meet the requirements of Section 409A of the Code), an amount equal to the amount required to be included in the Participant’s income shall be immediately paid to such Participant, notwithstanding the Participant’s election hereunder.
(g) Compliance With Laws and Regulations.  The Plan, and the obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may (1) postpone the issuance or delivery of Common Stock or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation or (2) require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated to sell or issue Common Stock in violation of any such laws, rules or regulations, and neither the Company nor its directors, officers or employees shall have any obligation or liability to a Participant with respect to the Participant’s Account (or Common Stock issuable thereunder) because of any actions taken pursuant to the provisions of this Section 9(g).
(h) Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, except as preempted by federal law.
(i)    Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.
(j)    Notice. Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
(k)    Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and any successor thereto.
(l) Immunity from Liability.  Neither the Company nor any person acting for the Company or the Board in the administration of the Plan shall incur any liability for anything done or omitted to be done in administering the Plan or making any determination required by the Plan, except in the case of willful misconduct or gross negligence.

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